EXHIBIT 99.1

                                                     Citizens Utilities
                                                     3 High Ridge Park
                                                     Stamford, CT 06905
                                                     203.614.5600
                                                     Web site: www.czn.net

FOR IMMEDIATE RELEASE

Contact:  Alice Catalano
            (203)614-5185
             acatalan@czn.com


                  CITIZENS UTILITIES REPORTS FINANCIAL RESULTS
                    FOR THE THREE MONTHS ENDED MARCH 31, 1998

Stamford, Connecticut, May 5, 1998 -Citizens Utilities' announced today first quarter 1998 financial results. Robert J. DeSantis, Citizens Utilities' chief financial officer, reported that Citizens' Communications and Public Services revenues for the three months ended March 31, 1998 grew 5% to $384.7 million from the $365 million reported for the corresponding 1997 quarter. In addition, Electric Lightwave Inc., the company's competitive local exchange subsidiary, generated $19.2 million in revenues, a 91% increase over the $10.1 million reported for the first quarter 1997. Citizens' consolidated first quarter 1998 revenues were $403.9 million.

Net income for the three months ended March 31, 1998 increased 8% to $39.5 million from $36.5 million for the first quarter 1997, excluding the impact of Electric Lightwave's losses. Electric Lightwave losses impacted Citizens' first quarter 1998 net income by $10.3 million as compared to a $5.9 million impact in the prior year first quarter.

Earnings per share for the quarter ended March 31, 1998 increased 14% to 16 cents from 14 cents for the prior year period, excluding the impact of Electric Lightwave's losses. Electric Lightwave's first quarter loss per Citizens share was 4 cents compared to 2 cents for the first quarter of 1997.

Citizens consolidated earnings and earnings per share before the cumulative effect of a change in accounting principle for Electric Lightwave were $29.1 million and 12 cents, respectively. Citizens also reported a $2.3 million after-tax charge to reflect a cumulative effect of a change in accounting principle for Electric Lightwave.

Mr. DeSantis stated that, "Citizens Communications operating income increased 6% to $38 million for the quarter ended March 31, 1998 from $36 million for the first quarter 1997 despite a reduction in first quarter 1998 operating income due to access charge/price cap and universal service fund reforms." Mr. DeSantis added, "Citizens Communications continues to experience strong year over year internal growth as evidenced by its above industry average access line growth of 5%. Access lines at March 31, 1998 were 883,000 while in territory long distance customers increased to 231,000, a 26% market share."

Commenting on Citizens Public Services, Mr. DeSantis stated, "Citizens Public Services revenues and customers both grew 10% over prior year to $179 million and 851,000, respectively. Citizens Public Services operating income decreased to $32.5 million for the quarter ended March 31, 1998 from $35.3 million for the first quarter 1997, reflecting the impact of certain rate reductions."

Mr. DeSantis stated that, "Electric Lightwave's 91% revenue growth for the first quarter 1998 was attributable to local dial tone services and enhanced services such as frame relay and internet. Owned and leased gross property plant and equipment at quarter end totaled $457 million as compared to $256 million a year earlier."

Citizens Utilities (NYSE: CZN, CZNPr) provides Communications Services and Public Services including natural gas distribution, electric distribution, water distribution and wastewater treatment services to approximately 1.8 million customers in 21 states. Citizens owns 83% of Electric Lightwave, Inc.,(NASDAQ:ELIX), a leading full-service, facilities-based integrated communications services provider and has a significant investment in Centennial Cellular Corp. (NASDAQ:CYCL), a cellular telephone company.



                                                      (table follows)


                                         Citizens Utilities Company and Subsidiaries
                                                 Consolidated Financial Data
                                                         (Unaudited)

                                                                                    For the quarter ended
                                                                                          March 31,
                                                                              ----------------------------------
                                                                                                                      %
(Dollars in thousands, except per share data)                                       1998             1997           Change
                                                                              -------------------------------------------------
Income Statement Data
Revenues                                                                          $    403,863     $  375,091          8%
Cost of services                                                                       108,032        105,990          2%
Sales and marketing expenses                                                             9,049         15,825        -43%
Depreciation and amortization                                                           63,597         57,015         12%
Other operating expenses                                                               166,907        133,430         25%
Operating income                                                                        56,278         62,831        -10%
Investment and other income                                                             12,691         12,150          4%
Interest expense                                                                        26,806         27,009         -1%
Income taxes                                                                            11,498         15,836        -27%
Convertible preferred dividends                                                          1,552          1,552          0%
Net income before cumulative effect of change in accounting principle                   29,113         30,584         -5%
Cumulative effect of change in accounting principle for ELI, net of tax                  2,334              -
Net income after cumulative effect of change in accounting principle                    26,779         30,584
Net income excluding ELI                                                                39,454         36,485          8%

Per-Share Data (1)
Basic net income per share of common stock (2)                                    $       0.12      $    0.12          0%
Basic net income per share of common stock excluding ELI                          $       0.16      $    0.14         14%
Weighted average shares                                                                253,151        255,677         -1%


(1) Adjusted for subsequent stock dividends and stock splits and used in the calculation of all per share data.
(2) Excludes cumulative effect of change in ELI's accounting principle.
